Exhibit 10.1

June 18, 2022

Mr. Thomas J. Hook
2917 Belclaire Drive
Frisco, Texas 75034

Dear Tom:

We are pleased to offer to you the position of President and Chief Executive Officer, Barnes Group Inc. (“Barnes” or the “Company”), at an annual salary of $1,000,000 (paid monthly in advance), effective July 14, 2022. In this position you will report directly to the Board of Directors (“Board”). You will remain a member of the Board, transitioning to a Management Director effective July 14, 2022. Any successive terms of the Board will be subject to stockholder approval at subsequent Annual Meetings, commencing with the Annual Meeting in May 2023.

Effective July 14, 2022, you will participate in the annual Management Incentive Compensation Plan (on a prorated basis for 2022) and the Performance-Linked Bonus Plan for Select Executive Officers (beginning in 2023). Your target incentive under this plan is 100% of base salary with a maximum payout of 200% of base salary, and a performance schedule proportional to other members of the senior leadership team. Your incentive payout will be based on 60% Diluted Earnings Per Share (EPS), 20% Revenue and 20% Days Working Capital. Your total cash compensation package is $2,000,000 at target and $3,000,000 at maximum on an annualized basis. Annual incentive payouts are subject to the provisions of the plan and are normally paid in late February of the year immediately following the plan year (i.e., payouts for the 2022 plan year are expected to be paid in late February 2023). You must be employed on the date bonuses are paid to be eligible for a payout.

You will receive a special one-time cash award, payable within 30 days from your date of employment, in the amount of
$2,000,000 (less applicable withholdings) in lieu of forfeited accrued bonus and carried profits interests from your prior employer. The cash award is subject to full reimbursement to Barnes should you voluntarily terminate your employment within twelve-months of payment, or you are terminated “for cause” by the Board.

You also will receive a one-time, new-hire equity award in the amount of $10,000,000 on the date that your employment commences in alignment with our equity granting practice. Key provisions are summarized below:

▪$10,000,000 of performance stock options with a ten-year term that cliff-vest in five years based on continued service plus achieving the following compound annual growth rates (CAGRs) in the price of our common shares above the option exercise price (with linear interpolation between points): 33.3% @ 5% CAGR; 66.6% @ 7% CAGR; and 100% @ 9% CAGR.

▪Stock option exercise price equal to the closing price of our common shares on the grant date.

▪Number of stock option shares to be granted determined based on the grant date value per share under generally accepted accounting principles (GAAP), which is currently estimated to be 27.87% of the closing price of our common shares on the grant date, subject to confirmation by PricewaterhouseCoopers LLP.

▪Stock price for determining performance vesting CAGRs based on the volume-weighted average closing price for 30 consecutive trading days on the five-year anniversary date of the grant (or next subsequent trading date) as compared to the grant date closing price.

▪Service-based vesting as specified in our regular stock option agreement for senior leadership team members in the event of employment termination during the ten-year option term.

Beginning with the 2023 grant cycle, you will be awarded annual long-term incentives at the same time and with the same provisions as other members of our senior leadership team for a market-based grant value commensurate with your position. The total grant value for 2023 would be $4,750,000. We currently expect these awards to be in the form

Thomas J. Hook
June 18, 2022

of stock options, restricted stock units (RSUs), and performance share awards (PSAs), subject to the discretion of the Compensation and Management Development Committee.

You will be expected to sign an agreement that provides that, in certain circumstances, you may be subject to a “claw back” of any cash or equity awards earned if the Company restates its financial results lower than those upon which awards were calculated (with the exception of restatements not caused by misconduct or error) to comply with generally accepted accounting principles.

Stock ownership guidelines have been established for our leadership team to ensure that management’s interests are aligned with our stockholders’ interests. The guideline for your position is five times (5x) your base salary. Ownership includes directly and beneficially owned shares, stock retained following the distribution of vested restricted stock units and earned performance share awards, and exercises of stock options, stock unit holdings under the Barnes Retirement Savings Plan (RSP) as referenced below, and stock owned through the Barnes Employee Stock Purchase Plan (ESPP) as referenced below. In addition, two-thirds of the value of unvested RSUs will be credited toward ownership guidelines. Shares granted by the Company (100% of the after-tax value of equity grants vesting, or options exercised) must be retained until you have met your ownership guidelines. Once met, your multiple of salary requirement converts into a “fixed” number of shares needed to meet that requirement. Going forward, participants must maintain, at minimum, their “fixed” number of shares while employed with the Company in an ownership designated position. While there is no specific timeframe requirement for achieving the ownership requirement, participants are expected to make steady progress and maintain ownership of any shares realized through vesting of RSUs, PSAs, and stock option exercises.

In addition to your annual salary and incentive compensation, Barnes offers a comprehensive employee benefits package, including:
▪Medical and Prescription Drug Insurance (contributory on a pre-tax cost-sharing basis).
▪Dental Insurance (contributory on a pre-tax cost-sharing basis).
▪Vision Insurance (contributory).
▪ESPP featuring a 5% discount off fair market value of Barnes stock, subject to statutory limits.
▪RSP 401(k) with a Company matching contribution of 50% on the first 6% of your pre-tax contributions. The Plan offers a wide range of investment funds to choose from.
▪4% Retirement Contribution (Company funded based on eligible earnings) deposited annually into your RSP 401(k) Account.
▪4% Retirement Contribution to the Defined Contribution Retirement Benefit Equalization Plan (DC RBEP) for eligible compensation in excess of annual IRS limits, deposited annually into your RSP 401(k) Account.
▪Participation in the Company's Executive Group Term Life Insurance Plan (EGTLIP), effective on your date of employment. EGTLIP provides a death benefit equal to four times salary up to a max of $3,000,000 (additional amounts may be available subject to medical underwriting). EGTLIP is an individual policy that you own and, as such, the policy is portable. Barnes pays the premium for as long as you remain with the Company.
▪Accidental Death and Dismemberment Insurance up to $100,000 (non-contributory).
▪Optional Employee Term Life Insurance of 1 to 6 times annual salary (contributory).
▪Optional Dependent Term Life Insurance of up to $250,000 for a spouse and up to $10,000 for each dependent child, as applicable (contributory).
▪Short-term Disability coverage, with a benefit of up to 26 weeks’ salary continuation (non-contributory).
▪Long-term Disability coverage with a benefit of 50% of covered earnings (non-contributory).

Thomas J. Hook
June 18, 2022

▪Supplemental Long-term Disability coverage available in increments of 10% and 16 2/3% (contributory and subject to plan limits).
▪Business Travel Accident Insurance.
▪Education Assistance Program.

You will receive additional information regarding our benefit programs as part of our Onboarding process or by accessing the Benefits 360 website. Most coverage, subject to your enrollment, will become effective the first day of the month following your date of hire. Coverage under the Company’s Short-term and Long-term Disability plans begin on the first day of the calendar month following the completion of 90 days’ continuous service.

As an Officer of the Company, you are entitled to coverage for an annual executive physical and financial planning assistance. The executive physical benefit provides reimbursement for expenses associated with an annual physical examination with a provider of your choice. The financial planning benefit provides reimbursement for professional financial planning assistance, tax planning, and/or tax preparation services, up to a maximum of $8,000 (for the first year) and a maximum of $5,000 per year thereafter. There is no tax gross up associated with these benefits.

The Company provides a competitive relocation assistance program, including an allowance for incidental moving expenses of $10,000, grossed up for applicable withholding taxes, payable on your employment date. This benefit will be available to you for one year after your hire date and repayable to the Company should you voluntarily terminate your employment within one (1) year of actual relocation commencement.

You will be entitled to four (4) weeks of vacation annually and annual floating holidays in accordance with plan (pro-rated for 2022).

All prospective Barnes employees are required to pass a drug screening for the presence of illegal or unauthorized drugs. In addition, if we determine that your position may involve access to export-controlled technology (including but not limited to, positions at Barnes Aerospace facilities in the United States), for the sole purpose of complying with U.S. law regarding such technology, you may be required to provide documentary evidence that you are a “U.S. person” for purposes of U.S. export control laws, i.e., a U.S. citizen, a U.S. lawful permanent resident (green card holder), or have been and certain persons granted asylum or refugee status under 8 U.S.C. 1324b(a)(3). Acceptable forms of evidence of
U.S. person status are: (1) a United States Passport (unexpired); (2) a United States Passport Card (unexpired); (3) a Lawful Permanent Resident Card (unexpired); (4) an original or certified copy of a birth certificate issued by a U.S. government agency and bearing a seal or watermark; (5) a certificate of birth abroad or report of birth abroad; or (6) an original certificate of naturalization. If you are not a U.S. person, it will be necessary to obtain U.S. government export licenses before you can begin work, and you may be asked to provide detailed information regarding all existing and prior citizenships and countries of lawful permanent residency and other personal information necessary to support the license application process.

This offer of employment is contingent upon your drug test yielding satisfactory results as well as successful completion of reference and background checks, and, where we deem it necessary to comply with U.S. export laws, documentary evidence of U.S. person status or, if you are not a U.S. person, U.S. government approval of export licenses necessary to authorize your access to export-controlled technology. Additionally, this offer is contingent on you completing the Officer Questionnaire that Barnes requires to comply with federal securities laws.

You will be covered by the Barnes Executive Separation Pay Plan, which will provide that in the event of your covered termination of employment, not in connection with a change in control of the Company, you will receive two times your base salary and a pro-rata actual bonus, based on the number of days in which you were employed in the calendar year in which the covered termination occurs.

Thomas J. Hook
June 18, 2022

Due to the nature of the role that is being offered to you, and in exchange for enhanced compensation and severance detailed in this letter, you will need to execute the attached agreement respecting the restrictive covenants to which you will be subject.

This letter sets forth our offer of employment and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter may only be amended or modified in writing by me. This offer letter is governed by the internal laws of the state of Connecticut.

If you have any questions with regard to the above, please call Dawn Edwards, Senior Vice President, Human Resources, Barnes, at (860) 324-9664 (mobile).

Tom, I would appreciate your calling me by end of day on Saturday, June 18, 2022, with your decision. In addition, to confirm your agreement with the above, please sign, date, and return the enclosed duplicate copy of this letter to Dawn Edwards by end of the day June 18, 2022, to indicate your acceptance of this offer.

I look forward to you joining the Barnes senior leadership team and contributing to the growth, profitability and overall success of the Company.

Sincerely,

/s/ Thomas O. Barnes
Thomas O. Barnes
Chairman of the Board
Barnes

Agreed to and accepted:

/s/ Thomas J. Hook Thomas J. Hook	June 18, 2022 Date